EXHIBIT 99.2

World Omni Auto Receivables Trust 2004-A Listing of Form 8-K Filings for fiscal 2004:

1.	June 22, 2004
2.	September 29, 2004 (4 filings)
3.	October 5, 2004 (2 filings)
4.	October 27, 2004
5.	November 12, 2004
6.	December 21, 2004
7.	January 27, 2005